Exhibit 99.4

SEVCON, INC.

FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS

Up to $[ ] of Shares of Series A Convertible Preferred Stock Issuable
Upon Exercise of Transferable Subscription Rights

Enclosed for your consideration is a prospectus, dated [   ], 2014 (the “Prospectus”), relating to the offering by Sevcon, Inc. (the “Company”) of transferable rights (the “Rights”) to subscribe for shares of the Company’s Series A Convertible Preferred Stock, par value $0.10 per share (“Series A Preferred”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., Eastern Daylight Time, on [                ], 2014 (the “Record Date”).

The Company is issuing the Rights on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [ ], 2014 and ends at 5:00 p.m., Eastern Daylight Time, on [                ], 2014, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Rights are transferable and are listed for trading on the NASDAQ Capital Market under the symbol “SEVR” until the Expiration Date.

As described in the Prospectus, you will receive one transferable right for each share of common stock held by us in your account on the Record Date. Each Right entitles you to purchase [ ] shares of Series A Preferred at the subscription price of $[        ] per whole share (the “Basic Subscription Right”).

Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised rights (the “Over-Subscription Right”). If sufficient remaining shares of Series A Preferred are available, all over-subscription requests will be honored in full. If requests for shares of Series A Preferred pursuant to the Over-Subscription Right exceed the shares of Series A Preferred available, the remaining shares of Series A Preferred will be prorated among those who properly exercised Over-Subscription Rights in proportion to their respective Basic Subscription Rights. Rights may only be exercised for whole numbers of shares; no fractional shares of Series A Preferred will be issued in this offering.

The Rights are represented by a transferable subscription certificate (the “Subscription Certificate”). The Rights are transferrable and may be sold by you to the extent you do not wish to exercise them.
Enclosed are copies of the following documents:

1.	Prospectus, dated [ ], 2014;

2.	Instructions for Use of Transferable Subscription Rights; and

3.	Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, please instruct us whether you wish us to subscribe for any shares of Series A Preferred to which you are entitled on the terms and subject to the conditions set forth in the Prospectus by completing, executing and returning to us the Beneficial Owner Election Form included with this letter. We urge you to read the Prospectus carefully before instructing us to exercise any Rights. Your instructions to us should be given as promptly as possible in order to permit us to exercise the Rights on your behalf before the offering expires at 5:00 p.m., Eastern Daylight Time, on the Expiration Date. You will have no right to rescind your subscription after the Subscription Agent receives your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or before 5:00 p.m., Eastern Daylight Time, on the Expiration Date will expire.

You may also use the beneficial Owner Election Form to instruct us to sell any or all of your Rights instead of exercising them. Please note that the Rights are a new issue of securities with no prior trading market and there can be no assurances that the Rights will trade on the NASDAQ Capital Market, that a market for the Rights will develop or, if a market does develop, of the prices at which the Rights will trade or whether such market will be sustainable throughout the period when the Rights are transferable.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (855) 793-5068.